EXHIBIT 107

Calculation of Filing Fee

Table

Form F-10

(Form Type)

Aris Mining Corporation

(Exact Name of Registrant

as Specified in its Charter)

Table 1: Newly Registered Securities

In US Dollars

	Security Type	Security Class Title	Fee Calculation Rule or Instruction	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Unallocated (Universal) Shelf	—	457(o)	(1)	(1)	$350,000,000 (2)	0.00014760	$51,660

Fees Previously Paid	—	—	—	—	—	—	—	—

	Total Offering Amounts					$350,000,000		$51,660

	Total Fees Previously Paid							N/A

	Total Fee Offsets							$0

	Net Fee Due							$51,660

1)

There are being registered under the Registration Statement to which this exhibit pertains such indeterminate number of common shares, debt securities, convertible securities, warrants, subscription receipts, and units of Aris Mining Corporation as shall have an aggregate initial offering price not to exceed US$350,000,000 (or its equivalent in any other currency used to denominate the securities).

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.